Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, is entered to this 25th day of March, 2009, to be effective as of January 1, 2009 by and between ASPEN EXPLORATION CORPORATION, a public Delaware corporation, Suite 208, 2050 S. Oneida Street, Denver, CO 80224, (303) 639-9860 (“ASPEN”), and R. V. BAILEY, P.O. Box 1420 (current office is located at 515 Jerry St. but no mail is delivered to this address), Castle Rock, CO 80104, (303) 660-0966 (“BAILEY”), sometimes collectively referred to as the “Parties.”

WITNESSETH

     WHEREAS, ASPEN has employed BAILEY since ASPEN’S incorporation in 1980, a portion of which employment has been pursuant to an employment agreement which will expire on May 1, 2009; and

     WHEREAS, BAILEY has, as he has done in the past, once again served as ASPEN’S CEO beginning in February, 2008 following the stroke which removed Robert Cohan from service as Aspen’s president and CEO; and

     WHEREAS, ASPEN wishes to amend and extend the existing Employment Agreement for BAILEY to reflect the change in ASPEN’S management; and

     WHEREAS, ASPEN wishes to retain BAILEY in the capacity of Chief Executive Officer and Board Chairman, and BAILEY wishes to serve ASPEN in such capacities; and

     WHEREAS, the Parties wish to establish an Employment Plan for BAILEY.

     NOW, THEREFORE, in consideration of the conditions and covenants set forth, it is agreed that the prior employment agreement between ASPEN and BAILEY as amended and effective September 24, 2004 be and hereby is terminated, effective as of January 1, 2009, and it is further agreed as follows:

1.      EMPLOYMENT: Effective as of January 1, 2009 ASPEN hereby employs BAILEY, and BAILEY hereby agrees to be employed by ASPEN in the capacity of Chief Executive Officer in accordance with the terms of this Agreement. BAILEY and ASPEN hereby agree that BAILEY shall be employed by ASPEN for a period from January 1, 2009 through July 31, 2009 (the “EMPLOYMENT PERIOD”) unless such employment is terminated at an earlier date as described herein in Section 6.

          (a) This Agreement does not, however, terminate any rights that BAILEY may have (or which may be granted to him in the future) to participate in ASPEN’S “Amended Royalty and Working Interest Plan” or any stock options that BAILEY may own.

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     (b)      Furthermore, this Agreement does not terminate any rights that BAILEY may have (or which may be granted to him in the future) to participate in other benefit programs or undertakings established by ASPEN for the benefit of employees, including any stock option plans adopted by ASPEN.

2.   DUTIES:

     (a)      During the EMPLOYMENT PERIOD, BAILEY shall be employed with the title of Chief Executive Officer and shall be subject to the general direction of the Board of Directors of ASPEN. Nothing in this Agreement prevents BAILEY and the Board of Directors of Aspen from discussing alternative positions as an employee or officer of, or consultant to, ASPEN in the future.

     (b)      BAILEY shall have such authority and responsibilities as are customarily performed by a person holding such positions. BAILEY shall devote time, attention and energies as needed to the business of ASPEN. No specific portion of BAILEY’S time shall be required. BAILEY shall not engage in any business or render services to others who directly or indirectly compete in direct or indirect competition with the oil and gas business of ASPEN. This provision shall not preclude BAILEY from making investments in any entity or continuing to maintain BAILEY’S existing investments in certain oil and gas properties as in the past. In addition, BAILEY may make other passive outside investments in oil and gas opportunities only after having first offered such investment opportunity to ASPEN. Such offer, and the response, may take the form of a phone call or electronic mail between BAILEY and ASPEN.

3.   COMPENSATION:

     (a)      ASPEN shall pay BAILEY a salary of $120,000.00 per year subject to such further salary increases and bonuses as the Board of Directors may determine to be appropriate. ASPEN shall deduct and withhold such sums as are required by statute and applicable laws for Social Security, taxes and otherwise, to be deducted or withheld from compensation. ASPEN shall pay such compensation to BAILEY in equal monthly installments in arrears after the deduction of appropriate taxes. During the term of this Agreement BAILEY shall also participate in corporate stock option plans in amounts deemed appropriate by the Board of Directors.

     (b)      ASPEN shall provide BAILEY the other benefits and expense reimbursement as described in Sections 4, 5 and 6, below.

4.   LOCATION:

     (a)      As long as ASPEN maintains a Denver office, ASPEN will not reimburse BAILEY for the use of any other office space. If ASPEN no longer maintains a staffed Denver office, ASPEN will pay to BAILEY a flat fee of $500 per month to reimburse him for expenses he may incur for rent and utilities for any office selected by BAILEY, regardless of BAILEY’S actual cost for providing office space he deems appropriate.

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     (b)      During the term of this Agreement, BAILEY may continue to utilize office equipment (including computer equipment and accessories) that ASPEN owns and which are located at BAILEY’S office in Castle Rock, Colorado. Such equipment may be upgraded from time to time during the term of this Agreement. BAILEY may, at his option, purchase such office equipment from ASPEN at any time on or before July 31, 2009, for a total purchase price of $100.00.

     (c)      During the term of this Agreement, ASPEN will continue to provide BAILEY an office at ASPEN’S Denver office for so long as ASPEN maintains offices in Denver. The parties hereto recognize that this Denver office is also utilized for filing cabinets and by the auditors and other parties as needed and this use in the future is expected and approved.

     (d)      During the term of this Agreement ASPEN will reimburse BAILEY for office supplies reasonably necessary or appropriate for the conduct of ASPEN’S business in the same manner and to the same extent as in the past. This will include reimbursement for (in a proportionate amount) office phones, DSL (or equivalent) and a cell phone.

5. BENEFITS AND EXPENSES:

     (a) Non-Accountable Expense Allowance; Other Reimbursements.

     (i)      During the term of this Agreement, ASPEN agrees to pay BAILEY quarterly in arrears the sum of $1,870 per month to reimburse BAILEY for miscellaneous items such as prescriptions, medical and dental coverage for himself and his dependents and other expenses which are not subject to reimbursement pursuant to Sections 4(a) and 4(d), above. It is BAILEY’S responsibility to provide ASPEN with a quarterly detailed statement listing all accountable expenses not subject to withholding and wage employment taxes. Should the accountable expenses in any fiscal year be less than the cumulative $1,870 monthly allowances, ASPEN will treat the difference as non-accountable expenses subject to withholding and wage employment taxes and will report the difference on the W-2. The $1,870 allowance shall be adjusted annually in the month of June to account for inflation.

     (ii)      ASPEN recognizes that BAILEY is the founder of the corporation and has been a trusted employee, officer and director of the corporation for more than 28 years. During the term of this Agreement BAILEY shall continue to provide monthly expense reports to Aspen for business expenditures on Aspen’s behalf as he has in the past such as for travel to attend board meetings and other functions.

     (b)      Vacation. BAILEY shall be entitled to four weeks paid vacation each year during the EMPLOYMENT PERIOD. No more than one week may be carried forward to any subsequent year.

     (c)      Vehicle Expenses. During the term of this Agreement and in addition to the expense reimbursements set forth elsewhere in this Agreement, ASPEN agrees to reimburse

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BAILEY on his monthly expense report submitted to ASPEN for all expenses associated with the use of his personal vehicles for Aspen-related business.

     (d)      Royalty and Working Interest Plan. As part of the benefits hereunder, during the term of this Agreement, ASPEN will assign to BAILEY overriding royalties in accordance with ASPEN’S existing Amended Royalty and Working Interest Plan dated February 2, 1986.

     (e)      Participating Interests. During the term of this Agreement and thereafter, ASPEN shall continue to offer to BAILEY participating working interests in oil and gas exploration wells, or in production purchases, as has been done in years past. Such offers shall be in no less amounts than are being offered to other ASPEN employees or consultants. BAILEY may negotiate with ASPEN management for greater working interest participation in certain drilling or acquisitions.

6.      TERMINATION: The obligations of ASPEN hereunder for compensation during the term of this Agreement shall remain and continue during the term of this Agreement.

     (a)      BAILEY may resign from ASPEN and terminate this Agreement upon 30 days written notice to ASPEN, in which case ASPEN shall pay salary and benefits set forth in this Agreement through the date of termination and this Agreement shall terminate.

     (b)      ASPEN may terminate this Agreement upon BAILEY’S death or disability, in which case ASPEN will pay BAILEY’S estate all compensation that had accrued, or will accrue, to the end of the year of the date of death plus an additional $75,000. Unless terminated based on death or disability, ASPEN may terminate this Agreement upon 30 days written notice to BAILEY, in which case ASPEN shall pay salary and benefits set forth in this Agreement through the date of termination and this Agreement shall terminate.

     (c)      In the event Aspen dissolves, merges or otherwise loses its identity as an individual company, any and all agreements with BAILEY hereunder shall become null and void and shall terminate within 60 days of such event.

7.    GENERAL PROVISIONS:

     (a)      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (b)      If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

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     (c)      With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     (d)      All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been duly given or delivered (i) when delivered personally; (ii) sent by telephone facsimile transmission; or (iii) sent via a nationally recognized overnight courier to the recipient. Such notices, demands and other communications will be sent to the address indicated in the first paragraph hereof, or to such other address as any party may specify by notice given to the other party in accordance with this Section. The date of giving any such notice shall be (i) the date of hand delivery; (ii) the date sent by telephone facsimile if a business day or the first business day thereafter; or (iii) the business day after delivery to the overnight courier service.

     (e)      This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Without limitation of the foregoing, BAILEY and ASPEN specifically acknowledge that they do not intend the laws of the State of California to be applicable to this employment relationship.

     (f)      This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, whether written and oral, among the Parties or between any of them with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

     (g)      This Agreement may be amended, modified or waived only by a written agreement signed by each of the Parties hereto.

     (h)      This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, if applicable, permitted assigns.

     (i)       Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the Parties or as specifically expressed in this Agreement.

     (j)      This Agreement may be executed in one or more counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

     (k)      ASPEN’s accounting personnel will make all adjustments necessary to reflect the January 1, 2009 termination of the prior agreement between ASPEN and BAILEY, and the

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January 1, 2009 effective date of this Agreement in a manner that recognizes the economic effect of this Agreement effective January 1, 2009.

(l)      ASPEN will file a Form 8-K reporting this Agreement as required by that form.

8.    REMEDIES: In the event of any disagreement or dispute arising hereunder, the same shall be subject to Colorado law and be submitted to arbitration before the Judicial Arbiter Group, Inc., Denver, Colorado, in accordance with the rules of such group.

        IN WITNESS WHEREOF, the Board of Directors of ASPEN has approved this Agreement by resolutions dated March 17, 2009, and the Parties have executed this Agreement this 25th day of March, 2009, to be effective as of the first day of January 2009.

ASPEN EXPLORATION CORPORATION

By:
_________________________________
Robert A. Cohan, President

Date: March ___, 2009

EMPLOYEE

By:
_________________________________
R. V. Bailey, Employee

Date: March ___, 2009

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